Exhibit 99.1 NEWS RELEASE

THE TIMKEN COMPANY

Media Contact: Dan Minnich

Media Relations

Mail Code: GNW-37

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Telephone: (330) 471- 7760

dan.minnich@timken.com

Investor Contact: Steve Tschiegg

Director – Capital Markets and Investor

Relations

Mail Code: GNE-26

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Telephone: (330) 471-7446

steve.tschiegg@timken.com

www.timken.com

The Timken Company Board Elects

Diane C. Creel as Director

CANTON, Ohio – June 15, 2012 – The Timken Company’s (NYSE: TKR) board of directors has elected Diane C. Creel, age 63, as a director of the company, for a term that expires at the company’s annual meeting in 2013. The election restores Timken’s board to 12 members.

Creel is the recently retired chairman, chief executive officer and president of Ecovation, Inc., a green technology company providing waste to energy treatment solutions to Fortune 1000 companies in the food and beverage industries. She now applies her 35 years of expertise consulting with clients in the engineering, architecture and construction industries.

“Diane brings an unusual blend of expertise, with exceptional engineering and construction knowledge coupled with green technology and change management skills,” said Chairman of the Board Ward J. Timken, Jr. “That background, along with her experience in mergers and acquisitions, makes her a great addition to our board as Timken continues to focus on those organic and inorganic growth opportunities that strengthen the value we offer to customers and our bottom line.”

Prior to Ecovation, Creel was chairman, chief executive officer and president of Earth Tech, Inc., which, during her tenure as CEO, completed 27 acquisitions and grew revenues from $50 million to $1.6 billion. She currently serves on the boards of directors of Allegheny Technologies, Inc.; EnPro Industries; and Goodrich Corporation. She holds many career awards in recognition of her entrepreneurial spirit and leadership and is also chairman of the Canyon Creek Foundation, a philanthropic foundation for the betterment of communities. Creel holds Bachelor of Arts and Master of Arts degrees in journalism from the University of South Carolina.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and mechanical power transmission products and services that allow machinery to perform more efficiently and reliably. With sales of $5.2 billion in 2011 and 21,000 people operating from locations in 30 countries, Timken is Where You Turn® for better performance.

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Contacts - Media: Dan Minnich, Ofc: 330.471.7760, dan.minnich@timken.com;

Investors: Steve Tschiegg, Ofc: 330.471.7446. steve.tschiegg@timken.com, The Timken Company.